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                                                  EXHIBIT 24



                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of First Albany Companies Inc. on Form S-8 (Registration Nos. 33-35166, 33-15220 and 33-52153) of our report dated March 9, 1994, on our audits of the statements of net assets available for plan benefits of First Albany Companies Inc. Stock Bonus Plan as of December 31, 1993 and 1992, and the statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1993, which report is included in this Annual Report on Form 11-K.



                                   COOPERS & LYBRAND



Albany, New York
March 30, 1994


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